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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Under the Securities Exchange Act of 1934
(Amendment No. 1)*
Sunesis Pharmaceuticals, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
867328502
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	867328502	Page	2	of	17 Pages

1	NAMES OF REPORTING PERSONS: Mayfield IX, L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,233,844

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

1,233,844

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,233,844

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

4.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	867328502	Page	3	of	17 Pages

1	NAMES OF REPORTING PERSONS: Mayfield IX Management, L.L.C.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,233,844

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

1,233,844

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,233,844

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

4.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO

CUSIP No.	867328502	Page	4	of	17 Pages

1	NAMES OF REPORTING PERSONS: Mayfield Associates Fund III, L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		64,940

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

64,940

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

64,940

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	867328502	Page	5	of	17 Pages

1	NAMES OF REPORTING PERSONS: Mayfield VIII Management, L.L.C.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		64,940

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

64,940

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

64,940

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO

CUSIP No.	867328502	Page	6	of	17 Pages

1	NAMES OF REPORTING PERSONS: Yogen K. Dalal

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

U.S.

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,298,784

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

1,298,784

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,298,784

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

4.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	867328502	Page	7	of	17 Pages

1	NAMES OF REPORTING PERSONS: F. Gibson Myers, Jr.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

U.S.

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,298,784

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

1,298,784

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,298,784

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

4.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	867328502	Page	8	of	17 Pages

1	NAMES OF REPORTING PERSONS: Kevin A. Fong

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

U.S.

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,298,784

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

1,298,784

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,298,784

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

4.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	867328502	Page	9	of	17 Pages

1	NAMES OF REPORTING PERSONS: William D. Unger

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

U.S.

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,298,784

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

1,298,784

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,298,784

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

4.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	867328502	Page	10	of	17 Pages

1	NAMES OF REPORTING PERSONS: Wendell G. Van Auken, III

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

U.S.

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,298,784

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

1,298,784

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,298,784

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

4.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	867328502	Page	11	of	17 Pages

1	NAMES OF REPORTING PERSONS: A. Grant Heidrich, III

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

U.S.

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,298,784

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

1,298,784

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,298,784

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

4.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

Item 1.
(a)	Name of Issuer:

Sunesis Pharmaceuticals, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

341 Oyster Point Boulevard South San Francisco, CA 94080
Item 2.
(a)	Name of Persons Filing:

Mayfield IX, L.P.
Mayfield IX Management, L.L.C.
Mayfield Associates Fund III, L.P.
Mayfield VIII Management, L.L.C.
Yogen K. Dalal
F. Gibson Myers, Jr.
Kevin A. Fong
William D. Unger
Wendell G. Van Auken, III
A. Grant Heidrich, III
(b)	Address of Principal Business Office:

c/o Mayfield Fund 2800 Sand Hill Road, Suite 250 Menlo Park, CA 94025

(c)	Citizenship:

Mayfield IX, L.P. is a Delaware limited partnership.
Mayfield Associates Fund III, L.P. is a California limited partnership.
Mayfield IX Management, L.L.C. and Mayfield VIII Management L.L.C. are Delaware limited liability companies.
The individuals listed in Item 2(a) are U.S. citizens.

Page 12 of 17 pages

(d)	Title of Class of Securities:

Common Stock

(e)	CUSIP Number:

867328502

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable

Item 4.	Ownership.
The information regarding ownership as set forth in Items 5-9 of Pages 2-11 hereto, is hereby incorporated by reference.
For a summary of total ownership by all Reporting Persons, see Exhibit 3 hereto.

Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑ .

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.
Not applicable.

Page 13 of 17 pages

SIGNATURES
               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 12, 2007

MAYFIELD IX, L.P. A Delaware Limited Partnership

By:	Mayfield IX Management, L.L.C. Its General Partner

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD IX MANAGEMENT, L.L.C.

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD ASSOCIATES FUND III, L.P. A Delaware Limited Partnership

By:	Mayfield VIII Management, L.L.C. Its General Partner

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD VIII MANAGEMENT, L.L.C. A Delaware Limited Partnership

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

YOGEN K. DALAL

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

F. GIBSON MYERS, JR.

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

Page 14 of 17 pages

KEVIN A. FONG

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

WILLIAM D. UNGER

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

WENDELL G. VAN AUKEN, III

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

A. GRANT HEIDRICH, III

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

Page 15 of 17 pages

EXHIBIT INDEX
Exhibit 1 — “JOINT FILING AGREEMENT” is hereby incorporated by reference to Exhibit 1 to the Statement on Schedule 13G dated February 10, 2006 and filed with the Securities and Exchange Commission on February 13, 2006.
Exhibit 2 — “POWER OF ATTORNEY” is hereby incorporated by reference to Exhibit 2 to the Statement on Schedule 13G dated February 10, 2006 and filed with the Securities and Exchange Commission on February 13, 2006.
Exhibit 3 — OWNERSHIP SUMMARY

Page 16 of 17 pages

EXHIBIT 3

	Number of			Percent of Class
	Shares	Number of Shares		Beneficially
Name of Reporting Person	(Direct)	(Indirect)		Owned (1)
Mayfield IX, L.P., a Delaware Limited Partnership	1,233,844 (2)	-0-		4.2%

Mayfield IX Management, L.L.C., a Delaware Limited Liability Company	-0-	1,233,844	(2)	4.2%

Mayfield Associates Fund III, L.P., a California Limited Partnership	64,940 (3)	-0-		0.2%

Mayfield VIII Management, L.L.C., a Delaware Limited Liability Company	-0-	64,940	(3)	0.2%

Yogen K. Dalal	-0-	1,298,784	(4)	4.4%

F. Gibson Myers, Jr.	-0-	1,298,784	(4)	4.4%

Kevin A. Fong	-0-	1,298,784	(4)	4.4%

William D. Unger	-0-	1,298,784	(4)	4.4%

Wendell G. Van Auken, III	-0-	1,298,784	(4)	4.4%

A. Grant Heidrich, III	-0-	1,298,784	(4)	4.4%

Total	1,298,784			4.4%

(1)	The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of shares outstanding as reported in the Issuer’s Form 10-Q for the period ended September 30, 2006.

(2)	Represents shares held directly by Mayfield IX, L.P., of which Mayfield IX Management, L.L.C. is the sole General Partner.

(3)	Represents shares held directly by Mayfield Associates Fund III, L.P., of which Mayfield VIII Management, L.L.C. is the sole General Partner.

(4)	Includes shares held directly by Mayfield IX, L.P. and Mayfield Associates Fund III, L.P. The individual Reporting Persons listed are the Managing Directors of Mayfield IX Management, L.L.C., which is the sole general partner of Mayfield IX, and the Managing Directors of Mayfield VIII Management, L.L.C., which is the sole general partner of Mayfield Associates Fund III, L.P. The individual Reporting Persons may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield IX Management, L.L.C., Mayfield IX, L.P., Mayfield VIII Management, L.L.C. and Mayfield Associates Fund III, L.P., but disclaim such beneficial ownership.

Page 17 of 17 pages